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                                                                   EXHIBIT (3.3)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                       JONES MEDICAL INDUSTRIES, INC.
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a corporation organized and existing under and by virtue of the General
Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:   That at a meeting of the Board of Directors of Jones Medical
Industries, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Three" so that as amended said Article shall be and read as follows:
      "See Exhibit A attached hereto
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SECOND: That thereafter the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 211 of the General Corporation Law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.


IN WITNESS WHEREOF, said corporation has Caused this certificate to be signed by Dennis M. Jones, its President and Judith A. Jones , its Secretary this 30th day of May, 1991.


                                  By:           /s/ Dennis M. Jones
                                             -------------------------
                                                       President

                              ATTEST:           /s/ Judith A. Jones
                                       -------------------------------
                                                       Secretary


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                                   EXHIBIT A
                                 ARTICLE THREE

     (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Thirty-one Million (31,000,000) shares consisting of Thirty Million (30,000,000) shares of Common Stock, par value of $0.04 per share, and One Million (1,000,000) shares of Preferred Stock, par value of $0.01 per share.

     (b) The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

     (c) The board of directors shall have the authority, to the full extent now or hereafter permitted by law, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock from time to time on such terms as it may determine, by filing a certificate pursuant to the applicable law of the State of Delaware, and to establish from time to time the number of shares to be included in each such class or series of Preferred Stock, and to fix by resolution or resolutions the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.

     The authority of the board of directors with respect to each class or series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that class or series and the distinctive designation of that class or series;

          (ii) The dividend rate on the shares of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

          (iii) Whether the class or series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms and conditions of such voting rights;

          (iv) Whether that class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the board of directors shall determine;

          (v) Whether or not the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


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      (vi) Whether that class or series shall have a sinking fund for the redemption or purchase of shares of the class or series, and, if so, the terms and amount of such sinking fund;

      (vii) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      (viii) Any other relative rights, preferences and limitations of that class or series.


















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